Independent Contractor Agreement

THIS AGREEMENT made effective as of the 1st day of February, 2011.

BETWEEN:

Anavex Life Sciences Corp, a Nevada corporation having an address for the conduct of  business located at Suite 315A, 50 Harrison Street,  Hoboken, NJ  07030

(the “Company”)

AND:

Dr. Angelos Stergiou of Ipponaktos, 32 Neos Kosmos, 11744,
Athens, Greece

(the “Contractor”)

WHEREAS:

A. The Company is engaged in the business of drug discovery and development;

B. The Contractor desires to provide services to the Company pursuant to the terms of this Agreement; and

(a)	The Company wishes to hire the Contractor pursuant to the terms of this Agreement as VP, Clinical Development & Medical Affairs.

NOW THEREFORE in consideration of the mutual promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.	DEFINITIONS

1.1 Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Agreement” means this Agreement and all schedules and amendments hereto.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Company” has the meaning attributed to it on Page 1 of this Agreement.

(d)	“Common Shares” means the common shares, without par value, of the Company.

(e)	“Competing Business” shall have the meaning attributed to it in Section 4.3, below.

(f)
“Confidential Information” means information, whether or not originated by the Contractor, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers.  Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)
work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)
computer software of any type or form and in any stage of actual or anticipated development including, by way of example and not in limitation, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)
information relating to Developments prior to any public disclosure thereof including, by way of example and not in limitation, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv)
internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

(v)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

(vi)
all information that becomes known to the Contractor as a result of the performance of the Services that the Contractor, acting reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include:

(vii)
the general skills and experience gained during the Contractor’s engagement with the Company that the Contractor could reasonably have been expected to acquire in similar engagements with other companies;

(viii)	information publicly known without breach of this Agreement or similar agreements; or

(ix)
information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.

(g)	“Date of Termination” means the date of termination of this Agreement pursuant to its terms.

(h)
“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i)	result or derive from the Contractor’s engagement or from the Contractor’s knowledge or use of Confidential Information;

(ii)	are conceived or made by the Contractor (individually or in collaboration with others) during the term of and related to the Contractor’s engagement by the Company;

(iii)	result from or derive from the use or application of the resources of the Company or its affiliates; or

(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(i)	“Directors” means the Directors of the Company, and “Director” means any one of them.

(j)	“Effective Date” means February 1, 2011.

(k)	“Good Reason” means the occurrence of any of the following events without the express written consent of the Contractor:

(i)	any material change to this Agreement; or

(ii)	a material breach by the Company of this Agreement.

(l)	“Indemnification Amounts” has the meaning attributed in Section 6.1, below.

(m)	“Initial Term” means the period of time beginning on the Effective Date and ending on the second anniversary of the Effective Date.

(n)	“Just Cause” includes, but is not limited to:

(i)	the Contractor’s failure to properly discharge the Services, or any material breach or non-observance by the Contractor of any material provision of this Agreement;

(ii)	the Contractor’s conviction for any crime respecting the property of the Company, or which calls into question the Contractor’s personal honesty;

(iii)
any breach by the Contractor of the Contractor’s obligations under the Company’s code of conduct or any policies or procedures adopted by the Company from time to time and disseminated to the Contractor;

(iv)
any breach by the Contractor of the fiduciary duties normally owed by an executive of  a corporation including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Company;

(v)	any other material breach of this Agreement by the Contractor; or

(vi)	just cause as that term is defined by the common law applicable in New Jersey.

(o)
“Renewal Term” means any period of time after expiration of the Initial Term during which the engagement of the Contractor pursuant to this Agreement continues, if the parties to this Agreement have agreed to the renewal in writing.

(p)	“Termination Notice Period” is the period of thirty (30) days pursuant to Section 5.3 below.

(q)	“Voting Shares” means voting shares of the Company.

(r)	“Year” means any year during the term of this Agreement whether occurring during the Initial Term or, if applicable, any Renewal Terms.

2.	PROVISION OF SERVICES

2.1 Services to be provided:

(a)	As of the Effective Date, the Contractor will provide to the Company, the services as stated in Schedule “A” to this Agreement (the “Services”).

(b)	The Company may require the Contractor to provide other services from time to time; such services shall be provided to the Contractor in writing.

(c)	The Contractor shall report to the CEO or Executive Chairman and shall keep the Chair and Board informed of all matters concerning the Services as requested from time to time.

2.2 Term. This Agreement will commence on the Effective Date and terminate on the Initial Term unless terminated earlier in accordance with Section 5 herein.

2.3 Location.  The Contractor will be based in Athens, Greece, or at a location mutually agreed to by the Company and by the Contractor from time to time.  The Contractor understands that the Contractor may be required to travel regularly in order to perform the Services.

2.4 Time and Efforts.  The Contractor shall perform the Services to the level of competence and skill that could reasonably be expected from persons with the skills and experience similar to that of the Contractor and shall devote such time as is necessary to carry out the Services set out herein. The Contractor shall not act in any other capacity for any other person, firm or company without the prior written consent of the Company.

3.	REMUNERATION AND EXPENSES

3.1 Fees and Expenses.  In consideration for the Contractor performing the Services in accordance with this Agreement, the Company will pay to the Contractor the Fees set out in Schedule “B” (the “Fees”). In addition, the Company will reimburse the Contractor for reasonable business expenses properly incurred in carrying out his duties under this Agreement, including automobile mileage, calculated at the prevailing IRS rate, and other travel and office expenses.  The Contractor will be entitled to reimbursement for airfare.  For all such expenses, the Contractor will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

3.2 Taxes and Other Assessments.  The Contractor will be responsible to pay any and all federal, state and local taxes assessed on any income received under this Agreement, and his own worker’s compensation or other assessments related to Contractor’s engagement. If for any reason the Company is required to pay any amount on account of these items, including penalties if assessed, the Company may deduct such amount from the Contractor’s next payment or, if no further payments are due from the Company, the Contractor will pay such sums within 10 days of written notice delivered by the Company to the Contractor.

4.	CONFIDENTIAL INFORMATION AND DEVELOPMENTS

4.1 Confidential Information.

(a)
All Confidential Information, whether developed by the Contractor while engaged by the Company or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)
The Contractor acknowledges that, by reason of this contract for services, the Contractor will have access to Confidential and Proprietary Information which the Company has spent time, effort and money to develop and acquire. In view of the foregoing, it is reasonable and necessary for the Contractor to make the following covenants regarding the Contractor’s conduct during and subsequent to the provision of Services to the Company.

(i)
At all times both during and subsequent to the termination of this Agreement, the Contractor will not disclose Confidential Information to any person (other than as necessary to perform the Services) without first obtaining the Company’s consent, and the Contractor will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.

(ii)
At all times both during and subsequent to the termination of this Agreement, the Contractor will not use, copy, transfer or destroy any Confidential Information (other than as necessary to perform the Services), without first obtaining the Company’s consent and the Contractor will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.  This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(iii)
Within ten (10) business days of the termination of this Agreement for any reason, the Contractor will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Contractor’s possession or under the Contractor’s control.

4.2 Intellectual Property.

(a)
All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments.  The Contractor agrees that no intellectual property rights in the Developments are or will be retained by the Contractor.  For greater certainty, all work done during the term of this Agreement by the Contractor for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.  In consideration of the benefits to be received by the Contractor under the terms of this Agreement, the Contractor hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith to the Company and the Contractor will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(b)
The Contractor will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Contractor’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Contractor’s engagement, the Contractor will provide that cooperation so long as the Company pays to the Contractor reasonable compensation for the Contractor’s time at a rate to be agreed between the Contractor and the Company.

4.3   Non-solicitation and Duty Not to Compete Unfairly.  During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, howsoever arising, the Contractor shall not:

(a)
contact companies or persons who were investors in, or who purchased or agreed to purchase products or services of, the Company within a two year period before the Date of Termination, on behalf of a Competing Business unless otherwise agreed upon with Company;

(b)	solicit any of the Company’s Contractors or consultants to resign or work for any other business; or

(c)	work for a Competing Business unless Termination is pursuant to section 5.3.

Without limiting the generality of the foregoing, a “Competing Business” means a business that competes with the business carried on by the Company and is engaged in the development and/or marketing of prescription pharmaceutical products based upon the same or similar active pharmaceutical molecules as those owned, licensed, co-promoted or co-marketed by the Company at the Date of Termination.

4.4   Consent to Enforcement.  The Contractor confirms that all restrictions in Sections 4.1, 4.2, and 4.3, above, are reasonable and valid and any defences to the strict enforcement thereof by the Company are waived by the Contractor.  Without limiting the generality of the foregoing, the Contractor hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor is in breach of any of the provisions stipulated in Sections 4.1, 4.2 and 4.3, above.  The Contractor hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

4.5 The Contractor’s obligations under each of Sections 4.1, 4.2, and 4.3 (a) and 4.3 (b) above, are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement.

5.	TERMINATION

5.1 Termination for Just Cause.  The Company may terminate the Agreement at any time for Just Cause. In the event the Agreement is terminated for Just Cause, the Contractor shall not be entitled to any additional payments hereunder, other than Fees owing to the Contractor by the Company as at the Date of Termination. In such event, Stock Options held at the Date of Termination shall immediately expire.

5.2 Death or Disability.  The Company may terminate the Agreement in the event the Contractor is unable to perform the Services for a period of two (2) consecutive months or a cumulative period of six (6) months in any consecutive twenty-four (24) month period.  The Agreement shall also automatically terminate on the Contractor’s death.  In the event the Agreement is terminated as a result of this section 5.2, then immediately effective on the Date of Termination:

(a)
any Stock Options granted to the Contractor which have not vested shall vest immediately and be immediately exercisable subject to the terms of the Company’s stock option plan and any applicable Stock Option Agreement;

(b)	the Company shall promptly pay and provide the Contractor (or in the event of the Contractor’s death, the Contractor’s estate):

(i)	any unpaid Fees; and

(ii)	shall reimburse any unreimbursed expenses incurred through to the Date of Termination;

(c)	the Company shall pay to the Contractor (or in the event of the Contractor’s death, the Contractor’s estate) the payments referred to in section 5.3.

5.3 Termination by the Contractor for Good Reason & Termination by the Company Other than for Just Cause.

(a)
The Contractor may terminate this Agreement at any time within thirty (30) days after the date the Contractor has given written notice to the Company of the alleged “Good Reason” and provided that the Company has failed to cure such event or situation within 30 days of receiving such notice. In such event, the Company will continue to pay the Contractor the Fees and the Contractor will continue to perform the Services during the Termination Notice Period.  The Company may elect to terminate the Agreement at any time other than for Just Cause, following the Termination Notice Period, by delivering to the Contractor written notice of termination.  In such event, the Company will continue to pay the Contractor the Fees during the applicable Termination Notice Period, and the

(b)	Contractor will continue to perform the Services under the Agreement during the applicable Termination Notice Period. .

(c)
If the Agreement is terminated pursuant to this section 5.3 the Stock Options granted to the Contractor will continue to vest for the number of months of the applicable Termination Notice Period and will be exercisable subject to the terms of the applicable stock option plan.

5.4 Without Good Reason.  The Contractor may terminate this Agreement at any time without Good Reason by providing at least thirty (30) days prior written notice to the Company.  In the event that the Contractor’s engagement with the Company is terminated during the term of this Agreement by the Contractor without Good Reason, the Contractor shall not be entitled to any additional payments or benefits hereunder, other than any amounts due and owing as of the Date of Termination and, in such event, Stock Options that have not vested prior to the Date of Termination shall immediately expire. The Contractor will have up to thirty (30) days from the first day of this written notice period to exercise Stock Options that have vested to the Date of Termination.

5.5   Severance Payments.  The Contractor agrees that no severance or other payments not specifically referenced herein will be payable upon termination of this Agreement in relation to Sections 5.1, 5.2, 5.3 and 5.4.

6.	GENERAL

6.1         Independent Contractor. The Company and the Contractor acknowledge and agree that the Contractor is an independent Contractor retained for a limited purpose and is not an agent, Contractor, partner, or joint venturer of the Company and that the Contractor has control over the timing and hours of the provision and performance of the Services. The Company and the Contractor expressly agree that the Contractor is acting as an independent Contractor in performing the Services under this Agreement, and the Contractor does not have any right to make contracts or other legal commitments or obligation for or on behalf of the Company.

6.2 Indemnification.  The Company hereby covenants and agrees that if the Contractor is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever by reason of, or as a result of, the provision of the Services to the Company, the Contractor shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, lawyer’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Contractor in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Contractor even if he has ceased to perform the Services for the Company and shall inure to the benefit of the Contractor in the Indemnification Amounts incurred, or reasonably estimated to be incurred, by the Contractor immediately upon receipt by the Company of a written request for such advance.

6.3 Authorization.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

6.4        Contractor’s Representation. The Contractor represents and warrants that the Contractor has the right to provide the Services required under this Agreement without violation of obligations to others.

6.5 Obligations Continue.  The Contractor’s obligations under section 4 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

6.6 Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

6.7 Compliance with Policies and Laws.  The Contractor agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct.  The Contractor also agrees to abide by all laws applicable to the Company, in each jurisdiction in which it does business, including without limitation securities and regulations governing publicly traded companies.

6.8 Governing Law and Venue.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable thereto.

6.9 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if hand delivered by courier or faxed addressed as follows:

(a)	in the case of the Company:

Anavex Life Sciences Corp.
Suite 315A, 50 Harrison Street
Hoboken, NJ 07830
Attention: Cameron Durrant

with a copy to:

Harvey Lalach
President
4837 Canyon Ridge Crescent
Kelowna, BC  V1W 4A1

in the case of the Contractor:

Dr. Angelos Stergiou, Ipponaktos, 32 Neos Kosmos, 11744,
Athens, Greece

Or to the last address of the Contractor in the records of the Company or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

6.10  Severability.  If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

6.11      Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.12  Currency.  Unless otherwise specified herein all references to dollar or dollars are references to U.S. dollars.

6.13  Further Assurances.  Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may require for the purposes of giving effect to this Agreement.

6.14  Counterparts/Facsimile Execution.  This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Anavex Life Sciences Corp.

Per:           /s/ Cameron Durrant
Cameron Durrant, Executive Chairman

Per:           /s/ Harvey Lalach
Harvey Lalach, President and Chief Operating Officer

CONTRACTOR

Per:           /s/ Angelos Stergiou
Angelos Stergiou

                        SCHEDULE “A”

CONTRACTOR’S DUTIES
1.	Clinical Development:
1.1 Oversee and manages Anavex's development program and clinical trials to timelines, budget and quality measures in Clinical Development Plan (CDP).
1.2 Draft, develop and finalize CDP, protocol profiles and sections of key submission documents.
1.3 Work with department managers to prioritize project/study timelines to ensure adequate staffing (e.g. data management, drug supply, clinical operations, drug safety).
1.4 Ensure CROs deliver to agreed plan.
1.5 Oversight and preparation of all clinical trial protocols and clinical trial reports ensuring adequate testing of the highest scientific, ethical and professional standards, appropriate risk management strategies and proper interpretation of the data.
1.6 Plan, manage and deliver investigator meetings as necessary.
1.7 Oversee and work with the clinical development staff to ensure current research efforts are being performed efficiently and effectively, support the quality brand of the organization, are scientifically credible, meet enrollment and clinical research goals that are consistent with the long-term goals and strategies of the organization.

2.	Regulatory Affairs:
2.1 Act as central point of contact for interactions with regulatory-agencies (primarily European agencies and FDA)
2.2 Manage/oversee regulatory affairs, including preparation of communications and documentation for end of Phase I and Phase II meetings, ad hoc meetings as required by regulators.

3.	Medical Affairs:
3.1 Develop Key Opinion Leader (KOL) plan and criteria for KOL selection and engagement
3.2 Link KOL plan to Scientific Advisory Board (SAB) selection and securing appropriate members for SAB; Plan, manage and deliver at least one SAB face to face meeting per year and ad hoc SAB interactions as required to clarify scientific, clinical and business decisions.
3.3 Work with executive management to demonstrate scientific credibility and business acumen to lead the efforts over the coming years including but not limited to the development of business plans and the communication of clinical strategies within the company
3.4 Ensure familiarity with key publications in the field of Alzheimer’s and other key therapeutic areas and to stay current with scientific sentiment and theories.
3.5 Develop scientific and medical communications plan (SMCP), to include calendar of key congresses, symposia and scientific meetings; identify, target and execute on delivery of oral presentations, posters, abstracts, symposia presentations and publications to support Anavex compounds.
3.6 Provide input to non-clinical and commercial functions on medical needs and strategic issues for the therapeutic area.

Pipeline Management:
4.1 Manage and supervise translational research with the laboratory in Athens to efficiently and effectively progress selected molecules from the pre-clinical into the clinical stage
4.2 Ensure selected molecules meet stringent selection criteria (to be developed).

4.	Manufacturing Operations
5.1 Support activities related to Chemistry Manufacturing and Controls (CMC)
5.2 Assist in development of QA/QC programs, CAPA and SOPs as necessary.

5.	Functional Operational Management:
6.1 Manage direct and indirect reports, external partners, consultants, vendors and external budget to ensure the timely and cost-effective implementation of Anavex's development plans or clinical trials.
6.2 Supervise and mentor direct and indirect reports, as necessary.
6.3 Review and approve contracts, work orders and invoices prior to submission to management for approval.

6.	Cross-organizational Management:
7.1 Work with executive management to ensure cross-organizational communication of organizational objectives.
7.2 Analyze clinical trial activities of pharmaceutical, biotechnology and academic institutions to ensure the organization’s clinical trial portfolio represents innovation and scientific value achieving the organization’s personalized medicine goals.
7.3 Oversee global clinical, medical affairs, regulatory expansion efforts.
7.4 Establish and maintain effective communication and collaboration with functional area peers, including basic research, manufacturing, quality assurance, marketing, finance, legal, IP and investor relations.
7.5 Support assessment of in-licensing / out-licensing product candidates.

SCHEDULE “B”

FEES

(a)
Fees. The Company will pay to the Contractor the sum of $130,000 per annum as of the Effective Date paid monthly in arrears. In addition, the company will reimburse the Contractor for all reasonable expenses associated with discharging his duties under Schedule A.

(b) Stock Options.  The Company will grant to the Contractor 400,000 common share purchase options subject to the terms of the Company’s stock option plan.  The exercise price of the options so granted will be set at the closing price of the Company’s common stock on February  1, 2011 and shall vest subject to achieving the following milestones:

- 100,000 stock options vesting upon completion of Anavex 2-73 Phase I study as defined by data lock and statistical analysis completion.
- 100,000 stock options vesting upon submission and acceptance to begin Anavex 2-73 Phase IIa study which has been  agreed internally on timelines, budget and quality measures to a lead health authority.
- 100,000 stock options  vesting upon completion of Anavex 2-73 Phase IIa study as defined by data lock and statistical analysis completion.
- 100,000 stock options vesting upon submission and acceptance to begin Anavex 2-73 full Phase II study protocol to a lead health authority (in case Phase II is carried out by a partner or is co-developed or the company is sold, the stock options vest immediately).

Bonus:  any time a dossier of a new molecule which meets internal criteria for value creation is submitted to a lead health authority and accepted to enter Phase I, 50,000 stock options will vest immediately, per given molecule, up to two molecules and 100,000 stock options.